September 18, 2008
China Energy Recovery Announces the Addition of Former Chairman of the White House Climate Change Task Force and Deputy Assistant to the President for Environmental Initiatives under President Clinton to the Company's Board of Directors

Roger Ballentine, Industry-Renowned Clean Energy Advisor and Senior Fellow at the Progressive Policy Institute in Washington, D.C., joins the Board of Directors as Chairman of the Compensation Committee

SHANGHAI, CHINA - September 18, 2008 - China Energy Recovery, Inc. (OTCBB: CGYV) ("China Energy Recovery" or "CER"), a leader in the waste-heat energy recovery sector of the alternative energy industry, today announced that the company has appointed Mr. Roger Ballentine to the company's Board of Directors. The announcement was made today by CER's Chairman of the Board, President and founder, Mr. Qinghuan Wu.

"We're very fortunate to announce that a distinguished and influential figure in the clean energy industry with such an impressive background is joining our Board of Directors," stated Mr. Wu. "With his extensive and diversified experience in environmental causes and business and legal circles, Mr. Ballentine will undoubtedly provide great wisdom and help in guiding China Energy Recovery towards continued success."

Roger Ballentine - Director and Chairman of the Compensation Committee

Mr. Roger Ballentine is the President of Green Strategies Inc., a consulting company that assists clients in the energy and environmental arena with domestic and international public policy matters, investment guidance in the "clean tech" marketplace, marketing and business development strategies, a position that he has held since February, 2001. Mr. Ballentine is also a Venture Partner with Arborview Capital LLC, a private equity firm focused on the clean technology market place, a position he has held since May, 2008. Additionally, Mr. Ballentine serves as both a Lecturer on Law at the Harvard Law School, teaching in the area of energy and climate policy, a position he has held since May, 2007, and as a Senior Fellow at the Progressive Policy Institute in Washington, D.C. Prior to holding these positions, from June 1999 to January 2001, Mr. Ballentine served under President Clinton as Chairman of the White House Climate Change Task Force and as Deputy Assistant to the President for Environmental Initiatives. Prior to being named Deputy Assistant to the President, from January 1998 to June 1999, Mr. Ballentine was Special Assistant to the President for Legislative Affairs, where he focused on energy and environmental issues. Mr. Ballentine is a graduate of the University of Connecticut and Harvard Law School, and is a member of the Connecticut, Washington, D.C. and the United States Supreme Court bars. Mr. Ballentine currently serves on the Board of directors of Environmental Power Corporation (NASDAQ: EPG), Perillon Software Inc., ENpartners Corp. and on the Advisory Boards of Stratos Renewables Corporation, Pure Biofuels Corporation and Safe Renewables Corporation. Mr. Ballentine is a founding Board Member of the American Council on Renewable Energy and serves on the Board of Directors of the Biomass Energy Resource Center and the International Fund for China's Environment.

What is Waste Heat Energy Recovery?

Industrial facilities and power plants release significant amounts of excess heat into the atmosphere in the form of hot exhaust gases or high-pressure steam. Energy recovery is the process of recovering vast amounts of that wasted energy and converting it into usable electricity, dramatically lowering energy costs. Energy recovery systems are also capable of capturing the majority of carbon emissions and other harmful pollutants that would otherwise be released into the environment. It is estimated that energy recovery systems installed in U.S. industrial facilities could produce up to 20% of U.S. electricity needs without burning any additional fossil fuel, and could help many industries to meet stringent environmental regulations.

About China Energy Recovery, Inc.

CER is an international leader in energy recovery systems, with a primary focus on the Chinese market. CER's technology captures industrial waste energy to produce low-cost electrical power, enabling industrial manufacturers to reduce their energy costs, shrink their emissions footprint, and generate sellable emissions credits. CER has deployed its systems throughout China and in such international markets as: Egypt, Turkey, Korea, Vietnam and Malaysia. CER focuses on numerous industries in which a rapid payback on invested capital is achieved by its customers, including: chemical, petro-chemicals, refining (including Ethanol refining), coke processing, and the manufacture of paper, cement and steel. CER continues to invest in R&D and plans to build China's first state-of-the-art energy recovery system research and fabrication facility to allow it to meet the increased demand for its products and services. For more information on CER, please visit: http://www.chinaenergyrecovery.com/s/Home.asp. Information on CER's website does not comprise a part of this press release.

Forward-Looking Statement Disclaimer

This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors that CER believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of CER and may not materialize, including, without limitation, the efficacy and market acceptance of CER's products and services, and CER's ability to successfully complete construction of the projects in Malaysia and the Congo and to adapt its energy recovery systems for use in the biofuel industry. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors. Furthermore, CER does not intend (and is not obligated) to update publicly any forward-looking statements, except as required by law. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in CER's recent filings with the SEC, including CER's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 21, 2008.

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China Energy Recovery, Inc.
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